Exhibit 3.1

HUNTINGTON BANCSHARES INCORPORATED

ARTICLES OF AMENDMENT

Huntington Bancshares Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The first paragraph of Article FIFTH of the charter of the Corporation (the “Charter”) is hereby deleted in its entirety and the following is substituted in lieu thereof:

FIFTH: The total number of shares of all classes which the Corporation shall have the authority to issue is 1,506,617,808 shares, of which 1,500,000,000 shall be Common Stock, par value $.01 per share, and 6,617,808 shares shall be Serial Preferred Stock, par value $.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value is $15,066,178.08.

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 1,006,617,808 shares of stock, consisting of 1,000,000,000 shares of common stock, par value $0.01 per share, and 6,617,808 shares of serial preferred stock, par value $0.01 per share. The aggregate par value of all shares of stock having par value was $10,066,178.08.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 1,506,617,808 shares of stock, consisting of 1,500,000,000 shares of common stock, par value $0.01 per share, and 6,617,808 shares of serial preferred stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $15,066,178.08.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by foregoing amendment.

FIFTH: The amendment to the Charter as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned officer of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 23rd day of April, 2010.

ATTEST:	HUNTINGTON BANCSHARES INCORPORATED
/s/ Richard A. Cheap	By: /s/ Stephen D. Steinour

Richard A. Cheap, Secretary	Stephen D. Steinour, President